EXHIBITS 5.1 AND 23.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

November 9, 2022

Snail, Inc.

12049 Jefferson Boulevard

Culver City, CA 90230

Ladies and Gentlemen:

We have acted as special counsel for Snail, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the 5,718,000 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Shares”) issuable pursuant to the Snail, Inc. 2022 Omnibus Incentive Plan (the “Plan”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP